SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                  Commission File Number 0-29525


                           NOTIFICATION OF LATE FILING
                           ---------------------------

                                  (Check One):

|X| Form 10-K         |_| Form 11-K         |_| Form 20-F         |_| Form 10-Q

For Period Ended:  December 31, 2006

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I- Registrant Information
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Full Name of Registrant: Debt Resolve, Inc.
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Former Name if Applicable:
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Address of Principal Executive Office (Street and Number):
707 Westchester Avenue, Suite L7
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City, State and Zip Code: White Plains, New York 10604
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Part II - Rule 12b-25(b)and (c)
_______

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X|   (a)   The reasons  described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject  annual  report or portion  thereof  will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|   (c)   The  accountant's  statement  or  other  exhibit  required  by  Rule
            12b-25(c) has been attached if applicable.


________

Part III - Narrative
________

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F or 10-Q or portion thereof could not be filed within the prescribed time period.

      The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 cannot be filed within the prescribed time period because the Company is experiencing delays in the collection and compilation of certain information concerning the Company and its recently-acquired debt collection subsidiary required to be included in the Form 10-KSB. The Company's Annual Report on Form 10-KSB will be filed as soon as practicable.


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Part IV - Other Information
_______


(1) Name and telephone number of person to contact in regard to this notification:

         Spencer G. Feldman           (212)                   801-9221
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             (Name)                (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):

                                                                  |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      If so: attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

                               DEBT RESOLVE, INC.
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                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 30, 2007                   By: /s/ James D. Burchetta
                                            --------------------------------
                                            James D. Burchetta
                                            Chief Executive Officer and
                                            Co-Chairman of the Board


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